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                     March 14, 2022

       Art Zeile
       President and Chief Executive Officer
       DHI Group, Inc.
       6465 South Greenwood Plaza, Suite 400
       Centennial, CO 80111

                                                        Re: DHI Group, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 11,
2022
                                                            File No. 001-33584

       Dear Mr. Zeile:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services